Filed Pursuant to Rule 424(b)(3)

Registration No. 333-239967

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated July 29, 2020)

AdaptHealth Corp.

Secondary Offering of

2,545,455 shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated July 29, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239967). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time in one or more offerings by the selling securityholder identified in the Prospectus of up to 2,545,455 shares of our Class A Common Stock issuable upon conversion of our Series B-1 Preferred Stock issuable upon conversion of our Series B-2 Preferred Stock issued to Deerfield Partners, L.P. in a private placement on July 1, 2020.

Our Class A Common Stock is listed on the Nasdaq Capital Market and trades under the symbol “AHCO”. On August 19, 2020, the closing price of our Class A Common Stock was $22.75.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

See the section entitled “Risk Factors” beginning on page 9 of the Prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 21, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

AdaptHealth Corp.

(Exact name of registrant as specified in its charter)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 18, 2020

Delaware	001-38399	82-3677704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Germantown Pike, Suite 250

Plymouth Meeting, PA

(address of principal executive offices)

19462

(zip code)

(610) 630-6357
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	AHCO	The Nasdaq Stock Market LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 18, 2020, AdaptHealth Corp. (the “Company”) entered into a Transition, Separation and Release Agreement (the “Separation Agreement”) with Gregg Holst, the Company’s former Chief Financial Officer, in connection with Mr. Holst’s anticipated retirement on September 1, 2020. In consideration of Mr. Holst’s general release of claims in favor of the Company and its affiliates, Mr. Holst will be eligible to receive (i) $500,000, payable in substantially equal installments over the 12 month period immediately following the effective date of the release in accordance with the Company’s regular payroll practices, and (ii) subject to Mr. Holst’s timely election of “COBRA” continuation coverage, continued participation in the Company’s group health insurance plan through June 30, 2023 (or such earlier date as he becomes eligible to receive any health benefits from a subsequent employer), with his COBRA premiums being paid by the Company (collectively (i) and (ii), the “Severance Benefits”). Mr. Holst’s right to receive the Severance Benefits is conditioned on his continued compliance with all existing restrictive covenants to which he is currently subject, including, without limitation, the restrictive covenants set forth in that certain Employment Agreement between AdaptHealth Holdings LLC and Mr. Holst, dated November 10, 2014, and his continued compliance with his obligations under the Separation Agreement (including his future cooperation obligations thereunder).

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety to the full text thereof, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits

10.1	Transition, Separation and Release Agreement, dated August 10, 2020, between the Company and Gregg Holst.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AdaptHealth Corp.

By:	/s/ Jason Clemens
Jason Clemens
Chief Financial Officer

Dated: August 21, 2020

Exhibit 10.1

TRANSITION, SEPARATION AND RELEASE AGREEMENT

This Transition, Separation and Release Agreement (this “Agreement”), delivered August 10, 2020 (the “Offer Date”), confirms the following understandings and agreements between AdaptHealth Corp. (the “Company”) and Gregg Holst (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1.            Opportunity for Review; Acceptance.

(a)           You have until August 31, 2020 (the “Review Period”), to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to Christopher Joyce, General Counsel (the “Company Representative”). You acknowledge that, to the extent there are changes made to the terms of this Agreement, whether they are material or immaterial, the Review Period is not recommenced.

(b)           Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of your execution of this Agreement (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the Company Representative, in writing, as specified above. To be effective, such revocation must be received by the Company Representative no later than 5:00 p.m. Eastern Time on the seventh (7th) calendar day following your execution of this Agreement. Provided that this Agreement is executed during the Review Period and you do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company Representative shall be its effective date (the “Effective Date”). In the event that you fail to execute and deliver this Agreement prior to the expiration of the Review Period or otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and neither the Company nor any other member of the Company Group (as defined below) will have any obligations hereunder.

2.            Employment Status; Accrued Benefits; Transition Period; Separation Benefits.

(a)           Employment Status. You acknowledge and agree that your employment with the Company and its direct and indirect subsidiaries, and affiliates (collectively, with the Company, the “Company Group”), will terminate effective as of the close of business on September 1, 2020 (the “Separation Date”). You will not represent yourself as being an employee, officer, agent, or representative of the Company or any other member of the Company Group after the Separation Date. During the period between the Offer Date and the Separation Date, you will remain on the Company’s active payroll, be paid your current salary in accordance with the Company’s regular payroll practices, and continue to participate in all employee benefit plans and other programs or arrangements sponsored by or through the Company and any other member of the Company Group in which you are eligible to participate (the “Benefit Plans”). You hereby confirm your resignations from all offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company Group effective as of August 3, 2020 (the “Transition Date”) and your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations. You agree that within five (5) business days following the Effective Date, you will update your accounts or profiles on any social media platform (including, but not limited to, Facebook, Twitter or LinkedIn) to reflect that you are no longer actively employed by the Company.

(b)           Accrued Benefits. The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all Benefit Plans, except as otherwise provided herein. You will be paid for (i) all of your earned but unpaid salary through the Separation Date on or prior to the Company’s next regularly scheduled payroll date on or following the Separation Date, or earlier to the extent otherwise required by applicable law, (ii) your accrued but unused vacation as of the Separation Date to the extent required by the Company’s policies, payable on or prior to the Company’s next regularly scheduled payroll date on or following the Separation Date; and (iii) any business expenses incurred prior to the Separation Date and properly submitted in accordance with the Company’s policies and procedures within ten (10) days following the Separation Date. In addition, you will be entitled to continued medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and additional information concerning such benefits will be provided to you under separate cover following the Separation Date.

(c)           Transition Period. During the period between the Transition Date and the Separation Date (the “Transition Period”), you agree to cooperate with the Company and/or any other member of the Company Group, provide information, answer questions and provide guidance as requested from time to time relating to any matter on which you will have worked prior to the Transition Date or of which you have knowledge. You shall perform your duties during the Transition Period on a full-time basis at such location or locations as may be reasonably determined by the Company.

(d)           Separation Benefits. In consideration of your release and waiver of claims set forth in Section 3 below and in the reaffirmation of this Agreement in the form attached hereto as Exhibit A (the “Reaffirmation”), and subject to your execution, delivery and non-revocation of this Agreement and continued compliance with this Agreement, including but not limited to Section 11 and Section 12 hereof, the Company will provide you with the following separation benefits (collectively, the “Consideration”):

(1)        Separation Payment. Payment of $500,000 in substantially equal installments over a period of twelve (12) months in accordance with the Company’s regular payroll practices, commencing on the first regularly scheduled payroll date following the Reaffirmation Effective Date (as defined in the Reaffirmation); and

(2)        COBRA. At the expense of the Company and subject to your timely election of COBRA continuation coverage, continuation of your enrollment under the Company’s group health insurance plan as of the Separation Date during the period beginning on the Separation Date and ending on June 30, 2023, subject to the same coverage limits, deductibles, co-insurance provisions and other terms and conditions as existed while you were employed by the Company,; provided, that the coverage pursuant to this Section 2(d)(2) shall cease earlier June 30, 2023 in the event that you become eligible to receive any health benefits as a result of subsequent employment or service with any other person or entity or otherwise (which such eligibility shall be promptly reported by you to the Company). Notwithstanding the immediately preceding sentence, the Company’s payment of the COBRA premiums during the period from the Separation Date through June 30, 2023 will be taxable to you.

(e)            Deferral of Payments. Notwithstanding the foregoing, in the event that any amount would otherwise have been payable as a result of Section 2(d) prior to the Reaffirmation Effective Date, such amount shall not be paid until the first regular payroll date following the Reaffirmation Effective Date.

(f)            Full Discharge. You acknowledge and agree that the payment(s) and other benefits provided pursuant to this Section 2 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under the Employment Agreement between you and AdaptHealth, LLC, dated November 10, 2014 (the “Employment Agreement”), any other alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any severance or similar plan or policy), subject to the terms and conditions of such plan(s)).

(g)           Taxes. The Consideration is subject to withholding for all applicable taxes, including but not limited to income, employment, and social security taxes, as shall be required by law.

3.            Release and Waiver of Claims.

(a)           As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)           For and in consideration of the payments and benefits described in Section 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, as of the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, members, stockholders (including any management company of a stockholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or any member of the Company Group, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, and the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension benefit plan of the Company Parties), each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. You intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which you also hereby expressly waive.

(c)           You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to fully and forever release, remise and discharge all claims which you had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Agreement, you expressly waive and release any provision of law that purports to limit the scope of a general release.

(d)           You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.

(e)            Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing any claims relating to: (i) your rights with respect to payment of the Consideration, (ii) your right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your right to elect COBRA continuation coverage), (iii) any claims that cannot be waived by law or that arise after the date on which you execute this Agreement; (iv) your right to indemnification, advancement and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws or otherwise; (v) any rights or claims under the ADEA that may arise after the date that you execute this Agreement; (vi) your rights as a stockholder of the Company or as a member of AdaptHealth LLC; or (vi) any rights or claims arising out of facts, events or matters occurring after the date that you execute this Agreement.

(f)            You acknowledge and agree that, by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Section 3. Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

(g)            You acknowledge and agree that as of the date of this Agreement, you have reported all accidents, injuries or illnesses relating to or arising from your employment with the Company or the Company Group and that you have not suffered any on-the-job injury or illness for which you have not yet filed a claim.

4.            Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a)            are able to read the language, and understand the meaning and effect, of this Agreement;

(b)            have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)            are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

(d)           acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;

(e)            had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(f)             understand that, by entering into this Agreement, you do not waive rights or claims under the ADEA that may arise after the date you execute this Agreement;

(g)            have not relied upon any representation or statement not set forth in this Agreement made by the Company Group or any of its representatives;

(h)            were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(i)             have signed this Agreement knowingly and voluntarily.

5.            No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit. Notwithstanding anything to the contrary, nothing herein shall prevent or restrict you from (i) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency; (ii) truthfully responding to or complying with a subpoena, court order, or other legal process; or (iii) exercising any rights you may have under applicable labor laws to engage in concerted activity with other employees; provided, however, that you hereby forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law.

6.            Reaffirmation of Separation Agreement. You agree to execute the Reaffirmation on or after the Separation Date and to deliver the executed Reaffirmation to the Company Representative on or after the Separation Date. You agree that all Company covenants that relate to its obligations beyond the Separation Date are contingent on your execution, delivery and non-revocation of the Reaffirmation.

7.            Indemnification. In the event you are named or threatened to be named in any lawsuit or other proceeding arising out of your work for the Company or for any predecessor, the Company will indemnify, defend and hold you harmless to the fullest extent permitted by law from all damages and losses incurred by you as a result of such lawsuit or proceeding, including but not limited to (i) all liability by way of settlement, verdict, judgment or otherwise, and (ii) all attorney’s fees and litigation expenses. This right of indemnity shall be in addition to any right of indemnity you have or may have under applicable law, the Company’s by-laws or other organizational documents, or the Company’s liability insurance.

8.            No Re-Employment. You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group. You affirmatively agree not to seek further employment with the Company or any other member of the Company Group. You acknowledge that if you re-apply for or seek employment with the Company or any other member of the Company Group, the Company’s or any other member of the Company Group’s refusal to hire you based on this provision will provide a complete defense to any claims arising from your attempt to apply for employment.

9.            Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

10.          Severability; Third-Party Beneficiaries. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. You acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in Section 3 above, with full rights to enforce this Agreement and the matters documented herein.

11.          Cooperation.

(a)           You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this Section 11(a).

(b)           You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt written notice of such request to the Company Representative, in writing, as specified above (or the Company Representative’s successor or designee) and will, if permitted by the terms of the subpoena, make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this Section 11(b).

12.          Affirmation of Continuing Obligations. You hereby acknowledge and agree that the execution of this Agreement does not alter your obligations to any member of the Company Group under any confidentiality, non-compete, non-solicit, non-disparagement, invention assignment, or similar agreement or arrangement to which you are a party with any member of the Company Group (including, without limitation, the obligations set forth in Section 5 of the Employment Agreement) (the “Restrictive Covenants”), which obligations are hereby incorporated into this Agreement and shall survive the termination of your employment with the Company, and you hereby acknowledge, reaffirm and ratify your continuing obligations to the Company Group pursuant to such agreements or arrangements. You further hereby acknowledge that your continued compliance with these obligations is a condition of your receiving the Consideration described in Section 2 above and upon any breach of the Restrictive Covenants, the Company shall be entitled to an immediate refund of any Consideration already received by you.

13.          Confidentiality. The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you to any person or entity without the prior written consent of the Company, except (i) if required by law, (ii) in connection with any action to enforce this Agreement, (iii) to a lender in connection with a bona fide loan application, and/or (iv) to your accountants, attorneys and/or immediate family, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of this Agreement.

14.          Return of Property. You agree that you will promptly return to the Company, and you will retain no copies of, all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, Blackberry, iPhone or other mobile device, keys, credit card, identification card or badge, access card, employee handbook, laptop, computer or other office equipment, computer user name and password, disks, data files, thumb drives, and/or voicemail code. If you discover after the Separation Date that you have retained any proprietary and/or confidential information (including, without limitation, proprietary and/or confidential information contained in any electronic documents or email systems in your possession or control), you agree immediately upon discovery to send an email to the Company Representative to inform the Company of the nature and location of the proprietary and/or confidential information that you have retained so that the Company may arrange to remove, recover, and/or collect such information. You further acknowledge and agree that the Company shall have no obligation to provide the Consideration described in Section 2 above unless and until you have satisfied all your obligations pursuant to this Section 14. Nothing in this Section 14 shall prevent you from retaining: (i) compensation-related information and copies of benefit plans and programs in which you retain an interest and such other records and documents reasonably necessary for tax-preparation purposes or as may be expressly approved by the Company; (ii) personal office furnishings; (iii) your contacts, calendars and personal diaries; or (iv) Company-issued computers and mobile devices provided that you first tender the devices to the Company to have all proprietary and/or confidential information removed.

15.          Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group. Accordingly, this Agreement may not be admissible in any forum as an admission, but only in an action to enforce it.

16.          Entire Agreement. This Agreement and the Restrictive Covenants constitute the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement and the Restrictive Covenants supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and the Restrictive Covenants.

17.          Governing Law; Jurisdiction; Arbitration. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT COMMONWEALTH, WITHOUT REGARD TO CONFLICT OF LAWS RULES. BY EXECUTION OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COMMONWEALTH AND FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT. ALL DISPUTES ARISING UNDER OR CONCERNING THIS AGREEMENT, AS WELL AS ALL CLAIMS ARISING OUT OF YOUR EMPLOYMENT OR TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR PAYMENT OF WAGES, DISCRIMINATION, RETALIATION, AND ALL OTHER CLAIMS BASED ON ANY STATE, FEDERAL OR COMMON LAW WILL BE RESOLVED THROUGH BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES. IF JAMS CANNOT SERVE AS THE ARBITRATION ADMINISTRATOR, THEN THE ARBITRATION WILL BE THROUGH THE AMERICAN ARBITRATION ASSOCIATION, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES. THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION WILL BE PLYMOUTH MEETING, PENNSYLVANIA. THE NON-PREVAILING PARTY WILL PAY THE REASONABLE ATTORNEYS’ FEES AND COSTS OF THE PREVAILING PARTY. THE ARBITRATOR SHALL HAVE AUTHORITY TO ISSUE EQUITABLE AND LEGAL RELIEF, INCLUDING WITHOUT LIMITATION INJUNCTIVE RELIEF AND MONETARY DAMAGES. ALL ARBITRATION PROCEEDINGS SHALL BE CONFIDENTIAL.

18.          Construction. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed in a reasonable manner to effect the intentions of both parties hereto and not in favor or against either party.

19.          Section 409A. Payments under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted to achieve this result. For purposes of this Agreement, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event is the Company responsible for any tax or penalty owed by you (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A) with respect to payments under this Agreement.

20.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and electronically delivered copies of executed counterparts shall be deemed to be originals for all purposes.

*           *          *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

ADAPTHEALTH CORP.

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

GREGG HOLST

/s/ Gregg Holst
Gregg Holst
Dated: August 18, 2020

[Signature Page to G. Holst Transition, Separation and Release Agreement]

Exhibit A

REAFFIRMATION OF SEPARATION AGREEMENT

By signing this Reaffirmation of Separation Agreement (this “Reaffirmation”), I confirm and reaffirm my understanding and agreement to the commitments set forth in my Transition, Separation and Release Agreement (the “Separation Agreement”), dated August 10, 2020, with AdaptHealth Corp. (the “Company”) as of the Separation Date (as defined in the Separation Agreement) or the date that I sign this Reaffirmation if such date is later (the “Reaffirmation Effective Date”), and my agreement that I have received and will receive consideration in exchange for the commitments set forth in the Separation Agreement. By signing and dating in the space provided below, I confirm my acceptance of the severance package offered to me by the Company.

I hereby ratify and reaffirm the commitments set forth in the Separation Agreement as of the Separation Date or the date I sign this reaffirmation if such date is later.

GREGG HOLST

Dated:

Please sign and date the above on or after the Separation Date, and return one signed Reaffirmation to the Company Representative (as defined in the Separation Agreement). After this signed document is received by the Company, the Company will pay the Consideration (as defined in the Separation Agreement) in accordance with the terms of the Separation Agreement.

[Signature Page to G. Holst Reaffirmation of Separation Agreement]